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Exhibit 5.1

November 17, 2003

The SCO Group, Inc.
355 South 520 West, Suite 100
Lindon, Utah 84042

  Re:
  The SCO Group, Inc. Registration Statement on Form S-3 for the Resale of 3,850,000 Shares of Common Stock

Ladies and Gentlemen:

        We have acted as counsel to The SCO Group, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-3, together with any subsequent amendments thereto (the "Registration Statement"), relating to the sale by the selling stockholders identified in the Registration Statement of up to 3,850,000 shares (the "Shares") of the Company's common stock, $0.001 par value per share, issuable upon the conversion of shares of the Company's Series A Convertible Preferred Stock, $0.001 par value per share (the "Preferred Shares"). The Shares are to be sold from time to time as set forth in the Registration Statement.

        We have examined such documents, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

        Based on the foregoing, we are of the opinion that if, as and when the Shares are issued pursuant to the terms of the Preferred Shares, such Shares will be duly authorized by all requisite corporate action and will be validly issued, fully paid and nonassessable.

        Our opinion expressed above is limited to the laws of the State of Utah and the Delaware General Corporation Law.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legality of Securities" contained in the prospectus included therein.

Very truly yours,
/s/ Dorsey & Whitney LLP

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  Exhibit 5.1